UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 1, 2009

GOLDEN ELEPHANT GLASS TECHNOLOGY, INC.

 (Exact name of registrant as specified in its charter)

Nevada	000-21071	88-0309578
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

123 Chuangye Road

Haizhou District, Fuxin City,

Liaoning, PRC, 123000

(Address of Principal Executive Offices)

(86) 418-3995066

(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Directors

On November 1, 2009, our Chairman, Chief Executive Officer and President, Mr. Lihui Song resigned from his position as Chairman, Chief Executive Officer and President of the Company with immediate effect. Mr. Song cited personal health reasons for his resignation. On the same day, the Company’s board of directors accepted his resignation.

Also on November 1, 2009, the Company’s board of directors appointed Ms. Lin Tan to assume the position of the Company’s new Chairwoman, Chief Executive Officer and President with immediate effect.

Ms. Tan’s appointment is for a period of two years. Her annual salary is 360,000 RMB (approximately, $53,000) payable monthly. Any bonus will be at the discretion of the Company and will be payable together with other employees of the Company.

Ms. Tan, 47, was the General Manager of Fuxin Hengrui Technology Co. Ltd and director and General Manager of Fuxin Floating Glass Co. Ltd from December 2009 to present day. From August 2007, Ms. Tan was also the Enterprise Legal Representative of Fuxin Floating Glass Co. Ltd. From July, 2007 through March 2008, she was a director and Enterprise Legal Representative of Fuxin Hengrui Technology Co. Ltd. From 2005 -2 006, she was the Chairwoman of Fuxin Hengrui Technology Co. Ltd. and was in charged of the Company's restructuring and going public endeavors. Ms. Tan holds a Bachelor degree in Mechanics and Automation from Liaoning Technology and Engineering University and a Bachelor and Master degree in Mining Management from the Liaoning Technology and Engineering University.

Ms. Lin Tan is the sister of the Company’s Chief Financial Officer, Ms. Hong Tan and wife of the outgoing Chief Executive Officer, Mr. Song.

There is presently an outstanding loan from Ms. Tan to the Company for $631,657 and interest of $69,600 has been accrued todate. Interest accrues at 8% per annum, and the loan is unsecured and repayable within one year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Golden Elephant Glass Technology, Inc.

Date: November 19, 2009	/s/ Hong Tan
Hong Tan
Chief Financial Officer